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As filed with the Securities and Exchange Commission on April 30, 2003

Registration No. 333-67296

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400 (Address and telephone number of principal executive offices)	84-1288730 (I.R.S. Employer Identification No.)

Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective September 11, 2002)
Tele-Communications, Inc. 1992 Stock Incentive Plan
Amended and Restated Tele-Communications, Inc. 1994 Stock Incentive Plan (As Amended and Restated Effective September 10, 1997)
Tele-Communications, Inc. 1995 Employee Stock Incentive Plan
Amended and Restated Tele-Communications, Inc. 1996 Incentive Plan (as Amended and Restated Effective September 10, 1997)
Tele-Communications, Inc. 1998 Incentive Plan
Four Media Company 1997 Stock Plan Stock Option Agreement (as amended)
Four Media Company Replacement Nonqualified Stock Option Agreement with Repurchase Provisions
International Post Limited 1993 Long Term Incentive Plan
Liberty Digital, Inc. Amended and Restated 1997 Stock Incentive Plan
Tele-Communications International, Inc. 1996 Nonemployee Director Stock Option Plan
Tele-Communications International, Inc. 1995 Stock Incentive Plan
The Associated Group, Inc. Amended and Restated 1994 Stock Option and Incentive Award Plan

(Full title of plans)

Copy to:
Charles Y. Tanabe, Esq. Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400 (Name, address and telephone number of agent for service)	Robert W. Murray Jr., Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Series A Common Stock, $.01 Par Value	79,898,257(1)(2)	$15.65	$1,250,408,000
				(3)
Series B Common Stock, $.01 Par Value	15,824,000(1)(2)	$16.95	$268,217,000

(1)
The Registrant previously registered 89,898,257 shares of its Series A common stock, par value $.01 per share ("Series A Common Stock"), and 5,824,000 shares of its Series B common stock, par value $.01 per share ("Series B Common Stock"), on this Form S-8, which was originally filed on August 10, 2001. The Registrant is reducing the number of shares of Series A Common Stock registered hereby by 10,000,000 and increasing the number of shares of Series B Common Stock registered hereby by the same number. As a result, this Form S-8 will register the issuance of 79,898,257 shares of Series A Common Stock and 15,824,000 shares of Series B Common Stock under the plans.

(2)
Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Fee was previously paid on February 21, 2001 with the Registrant's registration statement on Form S-1, File No. 333-55998. Pursuant to Instruction E to the General Instructions to Form S-8, no additional registration fee is due with respect to these shares.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-8, File No. 333-67296 (the "Original Form S-8"), which was filed on August 10, 2001, is being filed (i) to decrease the number of shares of the Registrant's Series A common stock, par value $.01 per share ("Series A Common Stock"), registered hereby by 10,000,000 shares and to increase the number of shares of the Registrant's Series B common stock, par value $.01 per share ("Series B Common Stock"), registered hereby by 10,000,000 shares, and (ii) to include the option plans listed on the cover of this Amendment which are administered by the Registrant to the extent that options exercisable for shares of Series A Common Stock or Series B Common Stock were granted thereunder and remain outstanding.

        The contents of the Original Form S-8 are incorporated by reference into this Post-Effective Amendment No. 1.

Item 8.    Exhibits.

Exhibit No.	Description
4
Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective September 11, 2002) (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on April 9, 2003).
5	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG Audit plc.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto, duly authorized, in the City of Englewood, State of Colorado, on April 30, 2003.

LIBERTY MEDIA CORPORATION
By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* John C. Malone	Chairman of the Board and Director	*
* Robert R. Bennett	President, Chief Executive Officer (Principal Executive Officer) and Director	*
* Gary S. Howard	Executive Vice President, Chief Operating Officer and Director	*
* David J.A. Flowers	Senior Vice President and Treasurer (Principal Financial Officer)	*
* Christopher W. Shean	Senior Vice President and Controller (Principal Accounting Officer)	*
* Donne F. Fisher	Director	*
* Paul A. Gould	Director	*

* Jerome H. Kern	Director	*
* David E. Rapley	Director	*
* Larry E. Romrell	Director	*
By:	/s/ ROBERT W. MURRAY JR. Robert W. Murray Jr. Attorney-in-Fact	April 30, 2003

Exhibit Index

Exhibit No.	Description
4
Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective September 11, 2002) (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on April 9, 2003).
5	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG Audit plc.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5).

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(Full title of plans)
EXPLANATORY NOTE
SIGNATURES
Exhibit Index